UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 22, 2006
Kitty Hawk, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-25202 (Commission File Number)	75-2564006 (I.R.S. Employer Identification No.)

1515 West 20th Street P.O. Box 612787 DFW International Airport, Texas (Address of principal executive offices)	75261 (Zip Code)
Registrant’s telephone number, including area code: (972) 456-2200
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On June 22, 2006, Kitty Hawk, Inc. (“Kitty Hawk”), through its wholly-owned subsidiary Kitty Hawk Ground, Inc. (“Kitty Hawk Ground”), acquired substantially all of the operating assets of privately held Air Container Transport, Inc., a California corporation (“ACT”). At closing, Kitty Hawk Ground assumed contracts relating to ACT’s customers, trucks and trailers, leased operating facilities, various other facility and equipment leases and its fleet of owner operators. Kitty Hawk Ground did not assume any pre-closing liabilities of ACT, except for limited liabilities expressly set forth in the asset purchase agreement.
     Kitty Hawk Ground paid $5 million in a combination of cash and shares of unregistered Kitty Hawk common stock for substantially all of ACT’s assets, other than certain excluded assets. In addition, Kitty Hawk Ground reimbursed ACT for its normal operating expenses from May 30, 2006 through the closing date and acquired the cash, accounts receivable and prepaid items generated from the operation of the acquired business in the ordinary course during the same period.
     Kitty Hawk has agreed to register the resale of the shares of Kitty Hawk common stock issued to ACT at closing within sixty days of the closing date. ACT’s assets will be operated by Kitty Hawk Ground doing business as Air Container Transport. ACT operated an airport-to-airport expedited ground freight network primarily in California, Oregon, Washington, British Columbia, Colorado, Utah, Illinois and Texas. There is no material relationship, except in respect of this transaction, between ACT and Kitty Hawk or any of its affiliates, or any director or executive officer of Kitty Hawk, or any associate of any such director or executive officer.
     The operation of ACT’s expedited ground freight network after closing and the integration of ACT’s expedited ground freight network into Kitty Hawk’s existing businesses will involve risks and uncertainties. These risks and uncertainties are not the only ones facing Kitty Hawk. Additional risks and uncertainties may also impair Kitty Hawk’s business operations. If any of the following risks actually occur, Kitty Hawk’s businesses, financial condition or results of operations could be materially adversely affected and the value of Kitty Hawk common stock could decline.
     Potential Liquidity Issues; Further Financing Cannot Be Guaranteed. In order to pay the cash portion of the purchase price for substantially all of ACT’s operating assets and reimburse ACT for its normal operating expenses from May 30, 2006 through the closing date, Kitty Hawk utilized approximately $4.0 million of available cash and borrowings under its credit facility with Wells Fargo Business Credit, Inc. At closing, Kitty Hawk also issued irrevocable letters of credit to ACT in the amount of approximately $0.8 million. In addition, Kitty Hawk expects to use additional borrowings under its credit facility to fund the working capital needs of the former ACT expedited ground freight network, as well as its current business, after the closing. As a result of these current and future expenditures, Kitty Hawk will use a significant portion of its available cash and availability under its credit facility. While Kitty Hawk believes it has sufficient available cash and borrowings under its credit facility to make these payments and to fund these working capital needs, there is no assurance that Kitty Hawk’s forecasts will prove to be accurate and that Kitty Hawk will not be required to raise additional funds. If Kitty Hawk is required to raise additional funds and is unable to do so either on economic terms or at all, Kitty Hawk’s business may be materially adversely affected.
     Need to Retain Customers or Expand Customer Base for the Expedited Ground Freight Network Acquired from ACT. The success of the expedited ground freight network acquired from ACT will depend on Kitty Hawk Ground’s ability to retain the former customers of the network and to sell its expedited ground freight network services to customers who currently do not use the network. If Kitty Hawk Ground is unable to retain these customers or expand the customer base of the expedited ground freight network acquired from ACT, Kitty Hawk may not fully realize the benefits it expects from the acquisition of this network. If Kitty Hawk is unable to realize these benefits, Kitty Hawk’s business may be materially adversely affected.
     Risk of Business Integration. There is no assurance that Kitty Hawk will be able to integrate the operations of the expedited ground freight network acquired from ACT and its other freight operations. Integrating these operations will require substantial attention from Kitty Hawk’s management. Failure to successfully integrate the expedited ground freight network acquired from ACT into Kitty Hawk’s current operations could have a material adverse effect on Kitty Hawk’s business.
     ACT Has Been Operated as a Private Company That Is Not Subject to Sarbanes-Oxley Act Regulations and, Therefore, May Lack the Internal Controls and Procedures of a Public Company. The management of ACT has not been required to establish and maintain an internal control infrastructure meeting the standards promulgated under the Sarbanes-Oxley Act. As a result, there is no assurance that the business acquired from ACT does not have significant deficiencies or material weaknesses in its internal control over financial reporting. Any significant deficiencies or material weaknesses in the internal control over financial reporting of the acquired business may cause significant deficiencies or material weaknesses in Kitty Hawk’s internal control over financial reporting, which could have a material adverse effect on Kitty Hawk’s business.
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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KITTY HAWK, INC.
By:	/s/ Steven E. Markhoff
Name:	Steven E. Markhoff
Title:	Corporate Secretary

Date: June 22, 2006